      Exhibit 7(a)

Independent Auditors' Consent

The Board of Directors
First Variable Life Insurance Company

        We consent to the use of our report on the statement of assets and liabilities of each of the sub-accounts of First Variable Life Insurance Company — Separate Account VL and the related statements of operations and changes in net assets, and the related financial highlights dated April 30, 2002 included herein and to the reference to our firm under the heading "Independent Accountants" in the initial registration statement (Form S-6, File No. 811-07647) of Separate Account VL.

S /KPMG LLP/
Chicago, Illinois
December 31, 2003